Exhibit 99.1

Apple Announces Update Regarding Stock Option Grants

CUPERTINO, CA—August 11, 2006—Apple announced that the Company will request a hearing before the NASDAQ Listing Qualifications Panel in response to the receipt of a NASDAQ Staff Determination letter today indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14).  As anticipated, the letter was issued in accordance with NASDAQ procedures due to the delayed filing of the Company’s Form 10-Q for the quarter ended July 1, 2006.  Pending a decision by the Panel, Apple shares will remain listed on the NASDAQ Stock Market.

As first announced on June 29, 2006, an internal investigation discovered irregularities related to the issuance of certain stock option grants made by the Company between 1997 and 2001, and the Company has proactively informed the SEC.  The Company is focused on resolving these issues as quickly as possible and plans to file its Form 10-Q following completion of the independent investigation by the special committee of Apple’s outside directors.

Press Contact:
Katie Cotton
Apple
katiec@apple.com
(408) 974-7269

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